Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

April 12, 2002

Dear Ladies and Gentlemen:

We have read the second, third and fourth paragraphs of Item 4 included in the Form 8-K dated April 12, 2002 of Right Management Consultants, Inc. to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.


Very truly yours,

/S/ ARTHUR ANDERSEN LLP


Copy to:
Mr. Charles J. Mallon, CFO,
Right Management Consultants, Inc.